Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

Saga Communications, Inc. (the “Corporation”) and Edward K. Christian (“Christian”) are parties to an employment agreement dated June 1, 2011 as amended by the Amendment to Employment Agreement dated February 12, 2016. Such employment agreement and Amendment will collectively be referred to as the “Employment Agreement.” The parties seek to amend the Employment Agreement and replace in their entirety the paragraphs set forth below. The numbers utilized below refer to the number of these paragraphs in the Employment Agreement. Except for the paragraphs set forth below, the Employment Agreement and all other terms therein shall remain in full force and effect.

NOW THEREFORE, IN CONSIDERATION of the mutual promises and covenants of this Second Amendment to Employment Agreement, the parties hereby amend the Employment Agreement as follows:

1.        The Corporation hereby agrees to employ Christian as Chairman, President and Chief Executive Officer of the Corporation and in such additional capacities for the Corporation and/or its affiliates as the Corporation may from time to time direct. The term (hereinafter referred to as “the Term”) of Christian’s employment under this Agreement shall commence on the date hereof and, except as it may be earlier terminated pursuant to the provisions hereof, shall terminate March 31, 2025.

13.       The Corporation may terminate Christian’s employment in the event Christian suffers a disability (as defined in paragraph 12 above). After the Termination Date, which in this event shall be the date upon which notice of termination is given, no further compensation shall be payable under this Agreement except that Christian shall receive the accrued portion of any salary and bonus, as well as accrued and unpaid vacation time, through the Termination Date, less standard withholdings for tax and social security purposes. In the case of a bonus, it shall be payable upon such date or over such period of time which is in accordance with the applicable bonus plan. In addition to these payments, Christian shall receive severance pay equal to 100% of his then Base Salary for 24 months payable in equal monthly installments. After the Termination Date, which in this event shall be the date upon which notice of termination is given, any then unvested or time-vested award previously granted to Christian by the Corporation, including without limitation those grants described in Paragraph 8 of this Agreement, shall become immediately one hundred percent (100%) vested to the extent permitted by law. This compensation in this paragraph 13 is in addition to and without offset by any benefits or payments Christian shall be entitled to under the Corporation’s long-term disability policy.

14.       In the event Christian’s employment hereunder is terminated by reason of his death, the Corporation shall pay and provide to the legal representative of his estate for the benefit of Christian’s designated beneficiaries, the following:

a.	The Corporation shall provide to the legal representative of Christian’s estate for the benefit of Christian’s designated beneficiaries, within sixty (60) days following Christian’s death, a lump sum payment equal to (i) Christian’s then current Base Salary as set out in paragraph 4 plus (ii) Christian’s accrued unused vacation time.

b.	As of the date of Christian’s termination of employment for death, any award previously granted under the Corporation’s 2005 Incentive Compensation Plan or then current incentive compensation plan, shall become immediately vested to the extent allowed by law.

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c.	The Corporation shall continue the provision of health care coverage in accord with paragraph 21 for Christian’s spouse.

IN WITNESS WHEREOF, the parties hereto have duly executed this Second Amendment to Employment Agreement as of February 26, 2019.

SAGA COMMUNICATIONS, INC.

By:	/s/ Gary Stevens
Gary Stevens
Chair, Compensation Committee

/s/ Edward K. Christian
Edward K. Christian

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